Exhibit 4.6

EXECUTION COPY

PHIBRO ANIMAL HEALTH CORPORATION

STOCKHOLDERS AGREEMENT

March 12, 2008

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(continued)

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INDEX OF DEFINED TERMS

3i QPEL	Recitals	Open Sale Purchaser	4.2(c)
3i QPEL Director	6.1(a)	Other Business	6.9(c)
3i QPEL Group	6.9(a)	Other Company	6.9(a)
Accepted Stock	4.2(b)	Other Stockholders	3
Affiliate	1	Permitted Transfer	2
Agreement	Preamble	Permitted Transferee	2
AIM	1	Person	3
AIM Listing	1	Preferred Stock	3
AIM Rules	2	Pro Rata Share	4
Available Stock	6.2(b)	Proportionate Percentage	4
Bendheim	Preamble	Proportionate Percentage of the Excess	4
BFI	Recitals	Purchase Agreement	Recitals
BFI Group	2	Related Party	3
Business Day	2	Reserved Shares	4
By-laws	6.8	Right	3.1(a)
Certificate of Incorporation	2	Rights Offering	4
Common Stock Equivalents	2	Rights Assignee	3.1(a)
Common Stock	Preamble	Rights Offering Unexercised Portion	3.1(a)
Company	Preamble	Sell	5
Company Sale	2	Selling Stockholder	5
Control	1	Stock	5
Effective Date	Preamble	Stockholder Acceptance Period	4.2(b)
Excluded Securities	2	Stockholder Group	6
Executive Committee	6.4	Stockholders	6
Group	3	Stockholder Majority	6
HSR	3	Stock Plans	6
Immediate Family Member	1	Subsidiary	6
Information	6.9(b)	Tag Along Notice	5.2
Investors	Preamble	Tag Along Period	5.2
Majority Stockholder	3	Tag Along Right	5.2
Notice of Sale	4.2(a)	Tag Along Stockholder	5.1
Open Sale Period	4.2(c)

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PHIBRO ANIMAL HEALTH CORPORATION

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”), is entered into as of March 12, 2008 (the ‘‘Effective Date”), by and among Phibro Animal Health Corporation, a New York corporation (the “Company”), the holders of shares of the Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company set forth on Schedule A hereto and each other stockholder of the Company who becomes a party hereto in accordance herewith (each, a “Stockholder” and collectively, the “Stockholders”), and Jack C. Bendheim (“Bendheim”) as to Section 9.18 only.

RECITALS

WHEREAS, 3i Quoted Private Equity Limited, a company incorporated in Jersey (registered no. 96272), whose registered office is at 22 Grenville Street, St Helier, Jersey, Channel Islands, JE4 8PX (“3i QPEL”), BFI Co., LLC, a Delaware limited liability company (“BFI”), Marvin S. Sussman, the Jewish Communal Fund, a New York not-for-profit company, and the Company have entered into a Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith;

WHEREAS, as an inducement to consummate the transactions contemplated by the Purchase Agreement, the Company and the Stockholders have agreed to enter into this Agreement for the purpose of setting forth certain rights and obligations with respect to the Common Stock and certain agreements relating to other matters;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Defined Terms.  As used herein, the following terms shall have the following meanings:

“3i QPEL” as defined in the Recitals.

“3i OPEL Director” as defined in Section 6.1(a).

“3i QPEL Group” means 3i QPEL, together with its Related Parties and other Affiliates, and including any Permitted Transferee to whom 3i QPEL or any other member of the 3i QPEL Group shall have transferred Stock in accordance with the terms hereof who shall have become a Stockholder hereunder.

“Accepted Stock” as defined in Section 4.2(b).

“Affiliate” means (i) with respect to any Person generally, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (ii) with respect to any Person that is an individual, his or her spouse, parent, grandparent, descendant or the spouse of such Person (including adopted persons) or a sibling thereof (each, an “Immediate Family Member”), or a trust (or other estate planning vehicle) or similar entity of which there are no principal beneficiaries other than any one or more of such individuals or any of the Immediate Family Members of such individuals, and (iii) in the case of any Person that is an entity, shall include any Related Party thereof. Notwithstanding the foregoing, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Stockholder for purposes of this Agreement. For purposes of this definition, “control” of a Person means having 50% or more of the voting control of that Person or holding equity securities representing 50% or more of the economic interests in such Person.

“Agreement” as defined in the Preamble.

“AIM” means the AIM market operated by the London Stock Exchange plc.

“AIM Listing” means the admission of the Common Stock to AIM in accordance with the AIM Rules.

“AIM Rules” means the AIM rules for Companies published by the London Stock Exchange plc from time to time.

“Available Stock” as defined in Section 4.2(b).

“Bendheim” as defined in the Preamble.

“BFI” as defined in the Recitals.

“BFI Group” means Bendheim and BFI, together with BFI’s Related Parties and other Affiliates, and including any Permitted Transferee to whom any member of the BFI Group shall have transferred Stock in accordance with the terms hereof who shall have become a Stockholder hereunder.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or obligated to close.

“By-laws” as defined in Section 6.8.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as the same may be amended from time to time.

“Common Stock Equivalents” means securities convertible into, or exchangeable or exercisable for, shares of Common Stock, including, without limitation, any Preferred Stock.

“Common Stock” as defined in the Preamble.

“Company” as defined in the Preamble.

“Company Sale” means any sale or other disposition of all or a material portion of the Stock or assets of the Company or any Subsidiary, including by way of merger, consolidation, stock or asset sale or otherwise.

“Effective Date” as defined in the Preamble.

“Excluded Securities” means: (i) Common Stock issued by the Company in connection with the AIM Listing or pursuant to Section 2.6 of the Purchase Agreement; (ii) Reserved Shares and Common Stock Equivalents exercisable for Reserved Shares; (iii) Common Stock issued upon the conversion or exercise of Common Stock Equivalents outstanding as of the Effective Date; (iv) Stock or Common Stock

Equivalents issued to the applicable holder(s) in connection with any stock split, stock dividend or other share distribution or recapitalization approved by the Board of Directors in which all holders of each class or series of stock of the Company participate on an equal pro rata basis; (v) Common Stock or Common Stock Equivalents issued to the applicable seller(s) or other transferor(s) in connection with an acquisition, merger, consolidation or other business combination, or for consideration other than cash, approved by the Board of Directors, (vi) Common Stock or Common Stock Equivalents issued to any commercial bank, lessor, vendor or licensor in connection with an agreement or arrangement with the Company or any of its Subsidiaries approved by the Board of Directors (including the issuance of the securities) and not as part of an offering of the Company’s securities and (vii) Stock issued under a plan of reorganization approved in a proceeding under any applicable act of Congress relating to reorganization of corporations.

“Executive Committee” as defined in Section 6.4.

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information” as defined in Section 6.9(b).

“Majority Stockholder” means any Stockholder Group whose members, in the aggregate and including all members of such Stockholder Group, hold more than 50% of the Company’s outstanding Common Stock.

“Notice of Sale” as defined in Section 4.2(a).

“Open Sale Period” as defined in Section 4.2(c).

“Open Sale Purchaser” as defined in Section 4.2(c).

“Other Business” as defined in Section 6.9(c).

“Other Company” as defined in Section 6.9(a).

“Other Stockholders” means, with respect to any Selling Stockholder, (i) if the Selling Stockholder is a member of the BFI Group, the members of the 3i QPEL Group or (ii) if the Selling Stockholder is a member of the 3i QPEL Group, the members of the BFI Group.

“Permitted Transfer” means, (i) in the case of a Sale by 3i QPEL or any other member of the 3i QPEL Group, a Sale to a Related Party or other Affiliate, (ii) in the case of a Sale by BFI or any other member of the BFI Group, a Sale to a Related Party or other Affiliate of Bendheim or BFI, and (iii) in the case of any other Stockholder, a Sale to an Affiliate.

“Permitted Transferee” means a transferee of Stock in a Permitted Transfer.

“Person” means any individual, company, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means the shares of any series of Preferred Stock, par value $1.00 per share, of the Company.

“Pro Rata Share” means, with respect to each Stockholder Group, the quotient of (i) the amount of Common Stock and Common Stock Equivalents owned by the Stockholders of such Stockholder Group on the date of a Participation Offer divided by (ii) the total amount of Common Stock and Common Stock Equivalents issued and outstanding on the date of, and immediately prior to, the Participation Offer, in each case excluding any Reserved Shares or Common Stock Equivalents exercisable for Reserved Shares.

“Proportionate Percentage” means, with respect to each Other Stockholder, the quotient (expressed as a percentage) obtained by dividing (i) the amount of Common Stock and Common Stock Equivalents owned by such Other Stockholder on the first day of the Stockholder Acceptance Period by (ii) the aggregate amount of Common Stock and Common Stock Equivalents owned on the first day of the Stockholder Acceptance Period by all Other Stockholders who exercise their option to purchase Available Stock, in each case calculated in accordance with Section 9.1 but excluding any Reserved Shares or Common Stock Equivalents exercisable for Reserved Shares.

“Proportionate Percentage of the Excess” means, with respect to each Other Stockholder who exercises its option to purchase more than its Proportionate Percentage of Available Stock, the quotient (expressed as a percentage) obtained by dividing (i) the excess of the number of shares that the Other Stockholder desires to purchase over the number of shares equal to such Other Stockholder’s Proportionate Percentage of Available Stock by (ii) the excess of the aggregate number of shares that all Other Stockholders who exercise their option to purchase more than their Proportionate Percentage of Available Stock desire to purchase over the aggregate number of shares equal to their collective Proportionate Percentages of Available Stock, in each case calculated in accordance with Section 9.1 but excluding any Reserved Shares or Common Stock Equivalents exercisable for Reserved Shares.

“Purchase Agreement” as defined in the Recitals.

“Related Party” means (A) with respect to 3i QPEL, (i) 3i Group plc, 3i QPEL and their subsidiary undertakings, any parent undertaking of 3i Group plc or 3i QPEL and any subsidiary undertakings of such a parent undertaking (together “3i Group”), (ii) any fund, partnership, investment vehicle or other entity (whether corporate or otherwise) established in any jurisdiction and which is either (a) managed or advised by an entity in the 3i Group or (b) utilized for the purpose of allowing 3i Group employees (including former employees) to participate directly or indirectly in the growth in value of the Company ((a) and (b) together being referred to as “3i Funds”) and (iii) investors in 3i Funds, and (B) with respect to BFI, any members of BFI. For these purposes “subsidiary undertaking” and “parent undertaking” have the same meaning as in the UK Companies Act 1985.

“Reserved Shares” means the shares of Common Stock reserved for issuance under the Stock Plans.

“Right” as defined in Section 3.1(a).

“Rights Offering” means a preemptive or similar participation right granted by the Company to all holders of Common Stock on a pro rata basis, including 3i QPEL and BFI.

“Rights Assignee” as defined in Section 3.1(a).

“Rights Offering Unexercised Portion” as defined in Section 3.1(a).

“Sell” means, as to any shares of Stock, to sell, issue, donate, or in any other way transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily, any shares of Stock; and the terms “Sale” and “Sold” shall have meanings correlative to the foregoing.

“Selling Stockholder” means with respect to Articles IV or V, the Stockholder whose stock is offered for sale pursuant to Articles IV or V, as applicable.

“Stock” means (i) any shares of Common Stock, (ii) any Common Stock Equivalents or (iii) any other capital stock of the Company, in each case, (i) whether owned on the Effective Date or acquired thereafter and (ii) in the case of Articles IV and V, excluding any Reserved Shares.

“Stockholder Acceptance Period” as defined in Section 4.2(b).

“Stockholder Group” means either (i) the 3i QPEL Group or (ii) the BFI Group.

“Stockholder Group Representative” means, with respect to a Stockholder Group, the Person designated by the Stockholder Group to act as the Stockholder Group Representative, as such designation may be updated from time to time on written notice to the other parties to this Agreement. The initial Stockholder Group Representative for the BFI Group (the “BFI Stockholder Group Representative”) will be Bendheim. The initial Stockholder Group Representative for the 3i QPEL Group will be Alan MacKay.

“Stockholders” means the parties to this Agreement (other than the Company), and any other Person who executes an addendum to, and thereby agrees to be bound by the terms of, this Agreement in connection with a Permitted Transfer.

“Stockholder Majority” means the holders of at least a majority of the Stock then held by the Stockholders.

“Stock Plans” means any stock option or stock purchase plans or agreements or other equity incentive plan or arrangement approved by the Board of Directors for the benefit of employees, directors and consultants of the Company.

“Subsidiary” means, with respect to any Person, corporation, partnership or other entity (i) of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation, partnership or other entity are at the time owned by such Person or (ii) the management of which is otherwise controlled, in either case directly or indirectly through one or more intermediaries, by such Person.

“Tag Along Notice” as defined in Section 5.2.

“Tag Along Period” as defined in Section 5.2.

“Tag Along Right” as defined in Section 5.2.

“Tag Along Stockholder” as defined in Section 5.1.

ARTICLE II

TRANSFERS

2.1        Restrictions on Transfer by Stockholders.

(a)          Each Stockholder agrees that between the date of effectiveness of the AIM Listing and the six month anniversary of the effectiveness of the AIM Listing it will not voluntarily or involuntarily Sell any Stock (or cause or permit to occur any Sale of Stock) except in a Permitted Transfer; provided, that (i) to the extent 3i QPEL purchases more than 5,500,000 shares of Common Stock pursuant to clause (i) of the first sentence of Section 2.6 of the Purchase Agreement, such excess shares of Common Stock shall not be subject to the restriction contained in this Section 2.1(a) or (ii) if 3i QPEL purchases shares pursuant to clause (ii) of the first sentence of Section 2.6 of the Purchase Agreement, the restriction contained in this Section 2.1(a) shall not apply to any Stockholder.

(b)          Subject to applicable Law, any purported Sale of Stock in violation of this Agreement is null and void and of no force and effect and the Company shall not record any such purported Sale on its share register.

(c)          To the extent permitted by applicable Law, from the date of any purported Sale of Stock in violation of this Agreement, (i) all rights attaching to such Stock, (ii) all rights attaching to any other Stock of the Stockholders involved with the purported Sale and (iii) all rights (but not obligations) of such Stockholder under this Agreement are suspended and are inoperative until the purported Sale is rescinded. During such time, such Stock may not be voted and no dividends or other distributions may be paid or made on such Stock. These rights are in addition to and not in lieu of any other remedies at Law or in equity or under this Agreement.

(d)          Notwithstanding any provision of the Agreement to the contrary, BFI agrees that (i) from the Effective Date through the second anniversary of the Effective Date it shall not make any Permitted Transfer or (ii) distribution, dividend, purchase or redemption of equity or otherwise, liquidation or dissolution in whole or in part ((i) and (ii) being referred to as an “Asset Reduction”) in any such case as would result in BFI holding cash, cash equivalents, Common Stock and/or publicly traded securities with an aggregate value of less than twenty-five million U.S. Dollars (USD 25,000,000) and (ii) if on the second anniversary of the Effective Date any claim has been asserted and remains pending in respect of which a Purchaser Indemnified Party (as defined in the Purchase Agreement) has asserted against BFI any claim(s) for indemnification pursuant to Article VIII of the Purchase Agreement, 3i QPEL and BFI shall mutually determine the aggregate amount of such claim(s) likely to be payable by BFI and, until the resolution of such claim(s), BFI shall not make any Asset Reduction as would result in BFI holding cash, cash equivalents, Common Stock and/or publicly traded securities with an aggregate value of less than such mutually determined aggregate amount for any then unresolved claims; provided that the amount specified in clause (i) above shall be reduced by any amounts paid to Purchaser Indemnified Parties pursuant to Article VIII of the Purchase Agreement; and provided further that such restrictions shall not affect BFI’s ability to participate in any sale, merger, consolidation or other business combination approved by the Board of Directors or to exercise its Tag Along Rights. For purposes of this paragraph, publicly traded securities shall be valued at the average closing price of the applicable securities on the principal exchange or market on which such securities shall be traded during the 30-day period ended the day immediately prior to the proposed Permitted Transfer.

2.2         Permitted Transfers.

(a)          No provision of this Agreement other than Section 2.1(d) and Section 2.3 shall be deemed to in any way limit the right of any Stockholder to Sell all or any part of its Stock in a Permitted Transfer at any time.

(b)          No proposed Sale to a Permitted Transferee shall be permitted or effective unless and until the Permitted Transferee complies with Section 2.3.

(c)          Each certificate evidencing Stock Sold to a Permitted Transferee shall bear the restrictive legend set forth in Section 2.4.

2.3         Conditions on Permitted Transfers.   Notwithstanding anything contained herein to the contrary, any Sale of Stock in a Permitted Transfer hereunder shall be subject to the conditions that the Permitted Transferee shall, upon consummation of such Sale, if the Permitted Transferee is not already a Stockholder, execute an addendum to this Agreement substantially in the form of Exhibit A attached hereto, thereby agreeing to be bound by the terms of this Agreement applicable to its transferor and shall thereafter be deemed a Stockholder, and a member of the same Stockholder Group as the Stockholder making the Permitted Transfer, for all purposes of this Agreement. The Company shall not issue any Stock (or certificates representing Stock) to any Person who is a Permitted Transferee unless and until each of the conditions to Sale set forth in the preceding sentence is satisfied by such Person.

2.4         Legends.  Each certificate representing shares of Stock shall bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY, DATED MARCH 12, 2008 AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY.”

The requirement that the above legend be placed upon certificates evidencing any Stock shall cease and terminate upon any Sale (not in violation of this Agreement) to a Person that is not (i) a Stockholder or (ii) a Permitted Transferee, in compliance with all applicable provisions of Articles IV and V. The requirement that the above legend regarding this Agreement be placed upon certificates evidencing any such Stock also shall cease and terminate upon the termination of this Agreement. Upon the occurrence of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such Stock as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such Stock not bearing such legend.

ARTICLE III

PARTICIPATION RIGHTS

3.1         Rights Offering.

(a)          Except for (i) Excluded Securities or (ii) any instance as to which (A) both 3i QPEL and BFI waive, prospectively or retroactively, compliance with this Article III, the Company shall not issue, sell or exchange, or agree to issue, sell or exchange (collectively, “Issue,” and any issuance, sale or exchange resulting therefrom, an “Issuance”), any Stock other than in a Rights Offering in which the Company shall have first given written notice to each stockholder of the Company which shall (a) state the Company’s intention to Issue Stock, the amount to be Issued, the proposed purchase price therefore and a summary of the other material terms of the proposed Issuance, (b) offer to Issue to each stockholder of the Company its pro rata share of such securities upon the terms and subject to the conditions set forth in such Notice (the “Right”) and (c) provide that such Rights shall be transferable to the extent necessary not to frustrate the provisions of this Article III, or provide such greater transferability as the Board of Directors shall determine.

(b)          At any time that there is a Majority Stockholder, in the event that the Company Issues or proposes to Issue Stock pursuant to a Rights Offering, each Stockholder who is a member of the Stockholder Group that is the Majority Stockholder shall, as soon as practical but in any event no later than 10 days before the date on which notice of election or non-election of exercise of such Rights is given to the Company, notify either 3i QPEL (if the BFI Group is the Majority Stockholder) or BFI (if the 3i QPEL Group is the Majority Stockholder) (3i QPEL or BFI, as the case may be, the “Rights Assignee”) as to the portion, if any, of the Rights which such Stockholder is not electing to purchase (the “Rights Offering Unexercised Portion”). Rights may be exercisable by each Stockholder or by each Stockholder Group, and the Stockholders of each Stockholder Group shall be entitled to allocate and reallocate any Stock purchasable by such Stockholder Group in any manner the Stockholders of such Stockholder Group deems advisable to or among the Stockholders of such Stockholder Group and to any other Person who, at the time of the applicable Rights Offering, is a Permitted Transferee.

(c)          Upon the giving of the notice described in subsection (a) above, the Stockholder giving such notice shall be deemed to have irrevocably assigned to the Rights Assignee, on behalf of the Stockholders of the Stockholder Group of which, such Rights Assignee is a member, the rights to purchase the Rights Offering Unexercised Portion, subject to the terms and conditions thereof.

(d)          The assignment of Rights in any one instance shall not be deemed to operate as an assignment of Rights in any other instance.

ARTICLE IV

RIGHT OF FIRST OFFER

4.1         Orderly Market.  Any Sale of Common Stock by a Stockholder (other than a Permitted Transfer) as a sale on AIM or other on market sale must be effected through the Company’s broker at the relevant time and in accordance with such broker’s reasonable requests so as to ensure an orderly market for the Common Stock; provided that, where the terms of such Sale (which must be provided by such broker to the relevant Stockholder within two AIM trading days of such Stockholder’s placing a sale order) are less favorable in any respect (including but not limited to price, volume, commissions, fees, expenses and timing) than such Stockholder can obtain elsewhere, such Stockholder shall be entitled to dispose of the relevant Common Stock through another broker on such more favorable terms. A Stockholder making a Sale other than on AIM shall give notice of such Sale to the Company and either 3i QPEL (if such Stockholder is a member of the BFI Group) or BFI (if such Stockholder is a member of the 3i QPEL Group).

4.2         Right of First Offer.  Any Sale of Stock or Common Stock Equivalents (other than a Permitted Transfer) by a Stockholder that, when taken together with all such Sales by such Stockholder and the other members of its Stockholder Group, would exceed either (i) 1% of the Company’s outstanding Common Stock within a 90 day period prior to such Sale or (ii) 4% of the Company’s outstanding Common Stock during a 365 day period prior to such Sale, in each case calculated in accordance with Section 9.1 and without regard to Permitted Transfers, (x) shall be solely for cash consideration and (y) shall be consummated only in accordance with the following procedures:

(a)          The Selling Stockholder shall first deliver to the Company and the Other Stockholders a written notice (a
“Notice of Sale”) which shall: (i) state the Selling Stockholder’s intention to sell Stock, the amount and type of Stock to be sold (the “Available Stock”), the proposed Sale price and the other material terms of the proposed Sale and (ii) offer the Other Stockholders the option to acquire all of such Stock upon the other terms and subject to the conditions of the proposed Sale as set forth in the Notice of Sale. Any such offer shall remain open and irrevocable for the periods set forth below (and, to the extent such offer is accepted during such periods and the accepting Other Stockholder fulfills the terms and conditions of purchase under the offer, until the consummation of the Sale contemplated thereby).

(b)          Following the delivery of the Notice of Sale, each Other Stockholder shall have the right and option, for a period of 30 days thereafter (the “Stockholder Acceptance Period”), to accept all or any part of the Available Stock at the purchase price and upon the other terms and subject to the other conditions stated in the Notice of Sale. Such acceptance shall be made by delivering a written notice to the Company and the Selling Stockholder within the Stockholder Acceptance Period specifying the maximum number of shares such Other Stockholder will purchase (the “Accepted Stock”). If, upon the expiration of the Stockholder Acceptance Period, the aggregate amount of Accepted Stock exceeds the amount of Available Stock, the Available Stock shall be allocated among the Other Stockholders as follows: (i) first, each Other Stockholder shall be entitled to purchase its Proportionate Percentage of any Available Stock, and (ii) second, if any Available Stock has not been allocated for purchase pursuant to clause (i) above, each Other Stockholder that had offered to purchase an amount of Available Stock in excess of its Proportionate Percentage of Available Stock shall be entitled to purchase any or all of its Proportionate Percentage of the Excess from such Selling Stockholder. Rights under this Article IV may be exercisable by each Stockholder or by each Stockholder Group, and the Stockholders of each Stockholder Group shall be entitled to allocate and re-allocate any Stock purchasable by such Stockholder Group in any manner the Stockholders of such Stockholder Group deems advisable to or among the Stockholders and such Stockholder Group and to any other Person who, at the time of acceptance under this Section 4.1(b), is a Permitted Transferee.

(c)          If effective acceptance shall not have been received as to all of the Available Stock, then all acceptances by Other Stockholders shall automatically be null and void and, subject to Article V, the Selling Stockholder may Sell all, but not less than all, of the Stock offered for Sale pursuant to subsection (a) above, in a bona fide Sale to a third party that is not a Permitted Transferee of such Stockholder at a purchase price and on other terms no less favorable in the aggregate, to the Selling Stockholder than the proposed purchase price and other terms stated in the Notice of Sale, at any time within 120 days after the expiration of the Stockholder Acceptance Period, as extended by up to 30 days as may be required in order to obtain any necessary governmental approvals for such Sale and allow for a closing not later than the fifth day following receipt of such approvals (the “Open Sale Period”). To the extent the Selling Stockholder Sells the Stock so offered for sale during the Open Sale Period, the Selling Stockholder shall promptly notify the Company, and the Company shall promptly notify the Other Stockholders, as to (i) the amount of Stock, if any, that the Selling Stockholder then owns, (ii) the amount of Stock that the Selling Stockholder has Sold, (iii) the terms of such Sale and (iv) the name of the purchaser(s) of any Stock Sold (the “Open Sale Purchaser(s)”). Any Stock sold to an Open Sale Purchaser under this Section 4.2 shall be held by such Open Sale Purchaser free and clear of the rights and restrictions contained in this Agreement. In the event that all of the offered Stock is not Sold by the Selling Stockholder during the Open Sale Period, the right of the Selling Stockholder to Sell such Stock shall expire and the obligations set forth in this Article IV and Article V shall be reinstated and apply to any subsequent proposed Sale.

4.3         Closing of Sales.  All Sales of Stock to the Other Stockholders subject to a particular Notice of Sale shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory Business Day as soon as practicable within 30 days after the expiration of the Stockholder Acceptance Period or (ii) the fifth Business Day following the receipt of all necessary governmental approvals applicable to such Sales, if any. The delivery of certificates or other instruments evidencing such Stock Sold, duly endorsed for transfer, shall be made on such date against payment of the purchase price for such Stock.

4.4         Compliance with Other Sections.  Notwithstanding anything contained herein to the contrary, the Selling Stockholder shall, in addition to complying with the provisions of this Article IV in the event of a proposed Sale of Stock to which Article IV applies, comply with the applicable provisions of Article V hereof.

4.5         Inapplicability.  The requirements of this Article IV shall not apply to (i) any Permitted Transfer, (ii) any Sale of Stock in connection with a sale of the Company, including by way of merger, consolidation or other business combination, approved by the Board of Directors in which all stockholders of the Company are given the opportunity to participate on a pro rata basis, or (iii) any Sale of Stock as to which compliance with this Article IV is waived, either prospectively or retroactively, in accordance with Section 9.9.

ARTICLE V

TAG ALONG RIGHTS

5.1         Tag Along Sale.  Any Sale by a Stockholder to one or more Open Sale Purchasers under Section 4.2(c) above shall be subject to the additional conditions that (a) each Other Stockholder with respect to such Sale (a ‘‘Tag Along Stockholder”) shall have the right (but not an obligation) to elect to Sell to the same purchaser, subject to consummation of the proposed Sale, at the same price and on the same terms and conditions, an amount of Stock equal to the total number of shares of Stock proposed to be sold to such purchaser multiplied by the fraction (i) the numerator of which is the number of shares of Stock (calculated in accordance with Section 9.1) that such Tag Along Stockholder owns and (ii) the denominator of which is the number of shares of Stock (calculated in accordance with Section 9.1) that the Selling Stockholder and all Tag Along Stockholders electing to Sell pursuant to this Article V own, and (b) the Selling Stockholder complies with the other provisions of this Article V.

5.2         Procedures for Tag Along Sale.  With respect to any Sale of Stock subject to Section 5.1, the Selling Stockholder shall first deliver to the Company and the Tag Along Stockholders a written notice (the “Tag Along Notice”), which shall specifically identify the proposed Open Sale Purchaser, the number and class of Stock being Sold, the purchase price therefor, and a summary of the other material terms and conditions of the proposed Sale, and shall offer the right (the “Tag Along Right”) to each of the Tag Along Stockholders, which shall be irrevocable for a period (such period, the “Tag Along Period”) of 14 days after the later of delivery of the Tag Along Notice and the expiration of the applicable Stockholder Acceptance Period under Section 4.2(b) above to Sell up to an amount of Stock equal to the amount that may be Sold by such Tag Along Stockholder pursuant to Section 5.1(a) at the purchase price and upon the other terms set forth in the Tag Along Notice. The Tag Along Right may be exercised in whole or in part at the option of each of the Tag Along Stockholders. Notice of a Tag Along Stockholder’s intention to exercise its Tag Along Right, in whole or in part, shall be evidenced by a writing signed by the Tag Along Stockholder and delivered to the Selling Stockholder and the Company prior to the end of the Tag Along Period, setting forth the amount (not to exceed the amount of Stock equal to the amount that may be Sold by such Tag Along Stockholder pursuant to Section 5.1(a)) and class of Stock that the Tag Along Stockholder elects to Sell pursuant to its Tag Along Rights. The Tag

Along Right shall be apportioned among the Tag Along Stockholders electing to Sell Stock pursuant to this Article V pursuant to Section 5.1(a). In the event that the Tag Along Rights are not exercised by the Tag Along Stockholders with respect to all of the shares of Stock to be sold by the Selling Stockholder, the Selling Stockholder may sell the excess, but only at the purchase price and upon the other terms set forth in the Tag Along Notice. Any Stock sold to an Open Sale Purchaser under this Section 5.2 shall be held by such Open Sale Purchaser free and clear of the rights and restrictions contained in this Agreement.

5.3         Closing of Sales.   All Sales of Stock to such Open Sale Purchaser shall be subject to consummation of the proposed Sale and consummated contemporaneously at the offices of the Company on a mutually satisfactory Business Day as soon as practicable within the Open Sale Period, or at such other time and place as the parties to such Sales may agree. The delivery of certificates or other instruments evidencing such Stock, duly endorsed for transfer, shall be made on such date against payment of the purchase price for such Stock.

5.4         Compliance with Other Sections.   Notwithstanding anything contained herein to the contrary, any Selling Stockholder shall, in addition to complying with the provisions of this Article V, comply with the applicable provisions of Article IV.

ARTICLE VI

BOARD OF DIRECTORS

6.1         Election of Directors.

(a)          At each annual meeting of the Company’s Stockholders or at each special meeting of the Company’s Stockholders involving the election of directors, and at any other time at which the holders of capital stock in the Company have the right to or will vote for or render consent in writing regarding the election of directors of the Company, then and in each event, (i) the Company hereby covenants and agrees to cause to be nominated for election to the Board of Directors, and use best efforts to cause to be elected, and (ii) the Stockholders hereby covenant and agree to vote all shares of Stock that they are entitled to vote, as follows: to elect one individual designated for election to the Board of Directors by 3i QPEL (the “3i QPEL Director”) and to elect one individual designated for election to the Board of Directors by the BFI Group (the “BFI Director” and each of the 3i QPEL Director and the BFI Director a “Designated Director”), in each case in accordance with this Article VI. No Stockholder shall grant to any Person a proxy to vote such Stockholder’s shares of capital stock of the Company unless such Person signs a statement expressly agreeing to vote such shares in accordance with this Article VI. The identity of the 3i QPEL Director shall be determined by 3i QPEL in its sole discretion and the identity of the BFI Director shall be determined by BFI in its sole discretion; provided, that (i) Bendheim shall be the Designated Director of the BFI Group until his death, disability or retirement from his position as the BFI Director, (ii) no such Designated Director shall be disqualified from serving as a director under applicable law or the rules or guidelines of AIM or any exchange on which Stock shall be listed or market on which quoted, and (iii) no such Designated Director shall be the director of any business that competes or reasonably expects to compete with the business of the Company. If a Designated Director resigns or is removed, the resulting vacancy shall be filled by the election or appointment of a director nominated by the Stockholder that designated such Designated Director, and until the first to occur of the filling of such vacancy or the expiration of 15 days, or except to the extent the designating Stockholder shall grant a waiver, the Board of Directors will not transact any business or exercise any powers until such vacancy is filled except to elect or appoint the replacement Designated Director in accordance with the instructions received from 3i QPEL or BFI, as the case may be, and to preserve the business and assets of the Company in the ordinary course of business. No Stockholder shall vote any of its shares of capital stock of the Company to remove a Designated Director except to the extent instructed to do so by the Stockholder designating the Designated Director.

(b)          3i QPEL and BFI each shall also be entitled to designate for election one director for election to the board of directors of each subsidiary of the Company (other than any subsidiary for which by law or agreement with a third party the Company has only one designee on the Board or one non-local designee) in the manner contemplated by subsection (a) above; provided that such director designated for subsidiaries shall be required to be available to the Chairman of the Board on the same basis as directors designated by such of 3i QPEL and BFI as shall be the Majority Stockholder (except local directors of non-U.S. subsidiaries).

(c)          The members of the Stockholder Group as shall own more of the outstanding Common Stock than the other Stockholder Group shall have the right, as between or among the Stockholder Groups, to designate the Chairman of the Board of Directors. Upon the death, disability or retirement of Bendheim from his position as the BFI Director, BFI shall designate a successor to serve in Bendheim’s place on the Board of Directors (who shall to the extent practicable be the individual that has effective control of BFI from time to time). Subject to Section 6.1, nominations for election to the Board of Directors shall be determined by the entire Board of Directors.

6.2         Notice by the Company.  The Company shall provide with 10 days’ prior written notice of any intended mailing of notice to the Stockholders for a meeting at which directors are to be elected, and 3i QPEL and BFI shall notify the Company in writing, prior to such mailing, of the person(s) designated by it or them as its or their nominee(s) for election as director(s). If 3i QPEL or BFI fails to give notice to the Company as provided above, it shall be deemed that its designee then serving as director shall be its designee for reelection.

6.3         Compensation Committee.  The Board of Directors shall maintain a Compensation Committee comprised of at least 3 directors. The BFI Director, the 3i QPEL Director and one other director that is not an officer or employee of the Company shall be members of such Committee.

6.4         Executive Committee; Other Committees.  If the Board of Directors shall elect and maintain a committee of the Board of Directors that fundamentally represents, and has the power commonly associated with, an “executive committee,” such executive committee shall be comprised of the BFI Director, the 3i QPEL Director and at least one other director that is not an officer or employee of the Company. In addition, the 3i QPEL Director and the BFI Director shall be entitled to be a member of any other standing or ad hoc committee of the Board of Directors, other than a pricing or similar ad hoc committee formed in connection with the AIM Listing. Subject to the requirements of Sections 6.3 and 6.4, nothing contained herein shall prevent the Board of Directors from adding additional members to any committee.

6.5         Fees and Expenses.  The Board of Directors may determine from time to time the remuneration and reimbursement of expenses, if any, to be provided to the members of the Board of Directors (including the remuneration and reimbursement of expenses, if any, to be provided to the members of the Board of Directors that are not executive officers or employees of the Company). Each of the Designated Directors shall be entitled to participate in such remuneration and reimbursement of expenses on the same basis as the other members of the Board of Directors that are not executive officers or employees of the Company. In addition, in the event that a Designated Director considers it advisable to consult with independent counsel or other professional advisors in the performance of its duties as a director of the Company (or any subsidiary of the Company), (i) the Designated Director shall be entitled to consult with such independent counsel or other professional advisors and, upon prior notice to the Chairman of the Board and the execution to the reasonable satisfaction of such Chairman of a customary confidentiality agreement, provide to such independent counsel or other professional advisors such information regarding the Company as may be necessary or appropriate in connection with such consultation and (ii) subject to such reasonable guidelines of the Company adopted with the approval of each of the Designated Directors, the Company shall pay upon request by a Designated Director, the reasonable fees and expenses of such independent counsel or other professional advisors.

6.6         D&O Insurance.  The Company undertakes to procure and maintain directors and officers insurance providing for such coverage and in such amounts as are customarily carried by similarly situated companies whose shares are publicly listed. The terms and conditions of such insurance shall entitle the Designated Directors to the benefits of such insurance on the same basis as the other members of the Board of Directors and the board of directors of any applicable subsidiary of the Company.

6.7         Limitation of Liability; Indemnification.  The Certificate of Incorporation of the Company will provide at all times for (i) a limitation on potential liabilities of directors to the Company or its stockholders and (ii) mandatory indemnification and advancement of expenses of directors, in each case to the fullest extent permitted by applicable law (the terms of which shall permit the Designated Director to participate on the same basis as the other members of the Board of Directors).

6.8         Certain Protective Provisions.  In addition to any other approvals that may be required by the Certificate of Incorporation, the by-laws of the Company (the “By-laws”), and applicable law, approval of the following matters shall require the vote of at least a majority of the full Board of Directors of the Company, including each of the Designated Directors, as well as the written consent of each of 3i QPEL and BFI in its capacity as a Stockholder:

(a)          any transactions between the Company and/or any subsidiary of the Company and any Stockholder or any Affiliate of a Stockholder other than compensation matters customarily within the authority of the Compensation Committee and transactions that are both (i) on arms’ length terms (as determined by a majority of the members of the Board of Directors that are disinterested in the applicable transaction) and (ii) if applicable, comply with the related party rules in effect from time to time as part of the AIM Rules as well as of any other stock exchange on which the Common Stock is listed for trading.

(b)          taking any action, whether by way of the redemption or repurchase of any shares of Common Stock or any other capital stock of the Company or other reclassification of the Common Stock or other capital stock of the Company (or any other recapitalization transaction involving the Company), that would result in 3i QPEL, or from and after such time as the BFI Group shall not be the Majority Stockholder, BFI, and its Related Parties owning a majority of the issued and outstanding Common Stock.

(c)          taking any action, including by way of any amendment to the Certificate of Incorporation or By-laws that would impair or reduce the rights, preferences and privileges of a Stockholder under this Agreement or the Certificate of Incorporation and By-laws in a manner that is disproportionately adverse to such Stockholder.

(d)          taking any action, whether by way of distribution, issuance or sale of any shares of Common Stock or any other capital stock of the Company, in connection with any reclassification, dividend or distribution, stock split or other recapitalization transaction that would have the effect of reducing 3i QPEL’s or BFI’s percentage ownership of the Stock of the Company in a manner that is disproportionately adverse to one of such Stockholders (provided that nothing in this subsection (d) shall restrict the Company’s ability to issue additional Stock for cash pursuant to and in accordance with Article III).

(e)          the authorization of any series of Preferred Stock or the issuance or Sale by the Company of any shares of any series of Preferred Stock.

(f)           the Issuance or Sale by the Company of any Stock (other than Excluded Securities or issuance or distribution of shares of Common Stock in connection with any reclassification, dividend or distribution, stock split, reclassification or other similar recapitalization transaction not prohibited under clause (d) above) other than in a Rights Offering pursuant to and in accordance with Section 3.1.

6.9          Other Information and Opportunities.

(a)          The Company and each Stockholder agree and acknowledge that any Designated Director, 3i QPEL, BFI and their Related Parties may, in the past, present or future, carry out and engage in any and all activities associated with any business, including, without limitation, principal investments in any business that may compete with the business of the Company (each an “Other Company”).

(b)          The Company and each Stockholder agree and acknowledge that any Designated Director or Stockholder may have or obtain information that may be of interest or value to the Company (the “Information’’) regarding various matters, including, without limitation, (i) any Other Company’s products, plans, services and technology, and plans and strategies relating thereto, (ii) current and future investments any Other Company has made, may make, may consider or may become aware of with respect to other companies and other products, services and technology, including without limitation, any other companies, and (iii) developments with respect to technologies, products and services, and plans and strategies of the companies in the industries in which the Company operates relating thereto, including, without, limitation, any Other Company, but not including any Information obtained from the Company or any Subsidiary of the Company. The Company and each Stockholder agree that neither a Designated Director nor any Stockholder shall have any duty to disclose any Information to the Company or permit the Company to participate in any investments or transactions based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information.

(c)          Without limiting the foregoing, but subject to Section 6.1(a) and except as provided below, the Company and each Stockholder agree and acknowledge that the doctrine of corporate opportunity shall not apply with respect to the Company, and (i) neither a Designated Director nor any Stockholder shall have any obligation to refrain from (A) engaging in any business opportunity, idea, use of information, transaction or other matter that involves any aspect of the industries in which the Company operates or otherwise developing, marketing or using any products or services that compete, directly or indirectly, with those of the Company (whether presently existing or arising in the future) (an “Other Business”), (B) investing or owning any interest publicly or privately in, entering into any venture, agreement or arrangement with, or developing a business relationship or strategic relationship with, any entity engaged in any Other Business, (C) doing business with any client or customer of the Company or (D) employing or otherwise engaging a former officer or employee of the Company (provided that neither a Designated Director nor any Stockholder shall solicit, entice or induce any employee of the Company or any Subsidiary of the Company to become employed or engaged by any other Person); (ii) the Company shall not have any right in or to, or to be offered any opportunity to participate or invest in, any Other Business engaged or to be engaged in by a Designated Director or any Stockholder or any right in or to any income or profits therefrom; and (iii) neither a Designated Director nor any Stockholder shall have any duty to communicate or offer to the Company any opportunity to participate or invest in, or any income or profits derived from, any Other Business engaged in by such Designated Director or Stockholder.

(d)          The Company and each Stockholder expressly authorize and consent to the involvement of a Designated Director in any Other Business, so long as such Designated Director does not also serve as an officer or employee of the Company, and expressly waive, to the fullest extent permitted by applicable law, any right to assert any claim that any such involvement breaches any duty owed to the Company or to any stockholder of the Company or to assert that such involvement constitutes a conflict of interest by such Designated Director with respect to the Company or any of its subsidiaries or any stockholder.

(e)          Notwithstanding the foregoing, (i) the provisions of this Section shall apply to a Designated Director in his capacity as a director of the Company, and not as an officer or employee, and (ii) each Designated Director shall (x) keep confidential and will not disclose, divulge or use for any purpose (other than in furtherance of the business of the Company) any confidential information obtained from the Company to the same extent as required of a Stockholder pursuant to Section 8.1 below, (y) disclose to the Company, with respect to such Designated Director, any investment or ownership of any interest, public or private, whether debt or equity or otherwise, in any Person engaged in any business that competes with the Company or a Subsidiary thereof, or any other conflict of interest, on the part of such Designated Director or any Stockholder (or Affiliate of such Stockholder pursuant to clauses (i) or (ii) of the definition of “Affiliate”) of the Stockholder Group that designated such Designated Director and (z) recuse himself from any discussion, vote, consent or other activities of the Board of Directors of the Company pertaining to any matter in which such Designated Director has a conflict of interest unless each of 3i QPEL and BFI consent. For the avoidance of doubt, no Designated Director shall be excused from complying with the confidentiality provisions of this Agreement, including this Section 6.9, by reason of his or her being involved with an Other Company.

6.10        No Actions Resulting in Mandatory Offers.  The Company and each Stockholder covenant and agree not to enter into any agreement or arrangement (legally binding or not) or otherwise take any action or fail to take any action as a result of which 3i QPEL or BFI or any Related Party thereof may become obligated under any applicable law, rule or regulation or required by any authority or stock exchange to announce or make a mandatory offer for any class or series of Stock of the Company or of any entity in which the Company has a direct or indirect interest (legally binding or not) or which may impose any analogous obligation.

6.11        Inapplicability.  The provisions of Sections 6.1(b), 6.2 and 6.5 shall not become effective unless and until 3i QPEL shall have consummated the purchase of the Additional Shares (as defined in the Purchase Agreement) pursuant to of Section 2.6 of the Purchase Agreement unless the Company breaches.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1         Representations.  Each party hereto represents and warrants to the other parties hereto as follows:

(a)          It has full power and authority to execute, deliver and perform its obligations under this Agreement.

(b)          This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

(c)         The execution, delivery and performance of this Agreement by it does not (i) violate, conflict with or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or (ii) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.

(d)         No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by it in connection with the transactions contemplated hereby.

(e)         It is not a party to any agreement that is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

(f)          Except for this Agreement and the documents contemplated hereby, such party is not a party to any contract or agreement, written or oral, with respect to the securities of the Company (including, without limitation, any voting agreement, voting trust, stockholder agreement or registration rights agreement).

(g)         Schedule A attached hereto sets forth an accurate list of the number and type of all Stock owned by it.

ARTICLE VIII

ADDITIONAL COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

8.1         Confidentiality.  Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 8.1 by such Stockholder), (b) is or has been independently developed or conceived by the Stockholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, or to any Affiliate, partner, member, Stockholder or wholly owned Subsidiary of such Stockholder (including any Related Party) in the ordinary course of such Stockholder’s business (such attorneys, accountants, consultants, other professionals, Affiliates, partners, members, Stockholders or wholly owned Subsidiaries collectively, “Representatives”), provided that such Stockholder informs such Representatives that such information is confidential, directs its Representatives to maintain the confidentiality of such information, and shall be responsible for its Representatives’ compliance with the confidentiality provisions of this Agreement, or (ii) as may otherwise be required by law, provided that the Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. For the avoidance of doubt this shall not prohibit 3i QPEL from providing any such confidential information to 3i Investments plc or any other member of the 3i QPEL Group to the extent permitted by the Consultancy Agreement to be entered into on or around the date of this Agreement between 3i Investments plc and the Company.

8.2         Discussions Regarding Possible Company Sale.  The Company and each other Stockholder agrees to inform 3i QPEL and BFI promptly if the Company or any other Stockholder receives a bona fide offer regarding any proposal which would, if implemented, result in (a) a change of control over the management of the Company and/or (b) the disposal of all or a majority of the assets of the Company and its Subsidiaries taken as a whole, in each case other than in connection with the transactions contemplated hereby. 3i QPEL or BFI may terminate this provision, as applicable to 3i QPEL or BFI, by way of written notice to the Company and each other Stockholder (or suspend the application of such provision until further written notice to the Company and each other Stockholder).

ARTICLE IX

MISCELLANEOUS

9.1         Calculations.  For purposes of this Agreement, the Sale of a Common Stock Equivalent shall be treated as the Sale of the shares of Common Stock into which such Common Stock Equivalent can be converted, exchanged or exercised. Except as otherwise provided in this Agreement, for purposes of all calculations under this Agreement (including, without limitation, calculations to determine the ownership of Common Stock of any Stockholder and the percentage of outstanding Common Stock owned by any Stockholder), all Common Stock Equivalents (other than Common Stock Equivalents relating to Reserved Shares) shall be treated as having been converted into or exchanged or exercised for Common Stock at the then-applicable conversion rate.

9.2         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

9.3         Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAW PRINCIPLES THEREOF. EACH STOCKHOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OF FEDERAL COURT SITTING IN NEW YORK, NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH STOCKHOLDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED SOLELY IN SUCH STATE OR FEDERAL COURT. EACH STOCKHOLDER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

9.4         Successors and Assigns.  Except as otherwise expressly provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of each of the other parties; provided, however, that this Agreement and the rights, interests and obligations of a Stockholder hereunder may be assigned by a Stockholder to any Related Party or other Affiliate in connection with a Permitted Transfer to such Related Party or Affiliate (which assignment shall not relieve such Stockholder of its obligations hereunder). Any assignment or delegation in contravention of this Agreement shall be void and shall not relieve the assigning or delegating party of any obligation hereunder. Subject to the foregoing provisions of this Section 9.4, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No provision herein is intended to create, and there shall not be, any third party beneficiaries with respect to any or all of this Agreement.

9.5         Notices.  All notices, requests, consents and other communications required or authorized hereunder to any party shall be in writing and either delivered in person or sent by overnight courier, fax or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address or fax number set forth below or such other address or fax number as may hereafter be designated in writing by such party to the other parties:

(i)	If to Company:

Phibro Animal Health Corporation
65 Challenger Road
Ridgefield Park, NJ 07660
Attention: General Counsel
Facsimile: (201) 329-7041

With a copy (which shall not constitute notice) to:

Phibro Animal Health Corporation
65 Challenger Road
Ridgefield Park, NJ 07660
Attention: Chief Executive Officer
Facsimile: (201) 329-7060

(ii)	If to BFI Co., LLC:

65 Challenger Road
Ridgefield Park, NJ 07660
Facsimile: (201) 329-7066
Attention: Jack C. Bendheim

With a copy (which shall not constitute notice) to:

65 Challenger Road
Ridgefield Park, NJ 07660
Facsimile: (201) 329-7099
Attention: Daniel Bendheim

(iii)	If to 3i QPEL:

c/o Mourant International Finance
PO Box 87
22 Grenville Street
St Helier
Jersey JE4 8PX
Attention: The Company Secretary
Facsimile: +44(0) 1534 609 333

With a copy (which shall not constitute notice) to:

Clifford Chance LLP
10 Upper Bank Street
London

E14 5JJ

DX: 149120 Canary Wharf 3
UK
Attention: Patrick Sarch
Facsimile: +44 20 7006 5555

(v)         If to any other Stockholder, to the address set forth in Schedule A hereto,

or, in each case, at such other address or fax number as may be specified in writing, but no such change shall be deemed to have been given until it is actually received by the parties sought to be charged with its contents. All notices and other communications given hereunder shall be deemed sufficient upon delivery, if delivered personally, by overnight courier or sent by fax or 4 Business Days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid.

9.6         No Inconsistent Agreements.  Neither the Company nor any Stockholder shall take any action or enter into any agreement that is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

9.7         Further Assurances.  At any time or from time to time after the Effective Date, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

9.8         Termination.  This Agreement shall terminate in its entirety, (a) at such time as the members of either Stockholder Group, collectively, cease to own in the aggregate at least 5% of the outstanding Common Stock, (b) two Business Days following receipt by 3i QPEL of written notice from the Company of a breach by 3i QPEL of Section 2.6 of the Purchase Agreement (but only to the extent such breach remains uncured at the end of such two Business Day period), provided that such termination right shall not be available if the Company or BFI has failed to fulfill its obligations in all material respects (and any such failure shall not have been cured after written notice from 3i QPEL) under the Purchase Agreement (except to the extent that the failure by 3i QPEL shall be a significant cause of the Company or BFI not fulfilling such obligations), (c) at such time as the members of each Stockholder Group, collectively, cease to own in the aggregate at least 20% of the outstanding Common Stock, or (d) by the mutual written consent of 3i QPEL and BFI. Time is of the essence with respect to all periods of time set forth or used in the calculation of clause (b) above. Notwithstanding any termination of this Agreement, the rights of the applicable Stockholder Group (and the related obligations of the Company) under Article VI shall survive any such termination until such time as the members of such Stockholder Group, collectively, cease to own at least 20% of the outstanding Common Stock.

9.9         Amendment.  The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, prospectively or retroactively, only with the written consent of (a) the Company, (b) a Stockholder Majority, (c) 3i QPEL and (d) BFI; provided, however, that no such modification, amendment or waiver shall be effective with respect to any Stockholder who is adversely affected by such action in its status as such in a manner substantially different from the manner in which all other Stockholders of such Stockholder’s class or series are affected and who withholds its written consent thereto; and, provided, further, notwithstanding the foregoing, Schedule A may be automatically amended by the Company in connection with any Permitted Transfer without any action by any other party hereto to reflect the addition of any other Stockholder who agrees to be bound by the terms and conditions of this Agreement to reflect the additional of such other Stockholder as a party hereto.

9.10       Headings.  The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

9.11       Nouns and Pronouns.  Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

9.12       Remedies.  Without intending to limit the remedies available to any party hereto, each party (a) acknowledges that breach of this Agreement will result in irreparable harm for which there is no adequate remedy at law and (b) agrees that any party seeking to enforce this Agreement shall be entitled to injunctive relief or other equitable remedies upon any such breach.

9.13       Entire Agreement.  This Agreement and the other documents contemplated by the Purchase Agreement contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.

9.14       Counterparts.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.

9.15       Aggregation of Stock.  All Stock held or acquired by members of the same Stockholder Group shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.16       Delays or Omissions.   No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.17       Public Announcements.  Except as otherwise required by applicable law, no party to this Agreement nor any of its respective Affiliates, agents or representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the Company and any other party named in such release or statement, which consent shall not be unreasonably withheld or delayed; provided, that if a press release or other public statements is required by applicable law, the party intending to make such release or statement shall give the Company and each other party named in such release or statement prior notice and shall use its best efforts to consult with the Company and such other party named in such release or statement with respect to the text therein.

9.18       BFI Stockholder Group Representative.   Bendheim, as the BFI Stockholder Group Representative, undertakes to use his influence, subject to the exercise of his fiduciary duties to the BFI Group, to use reasonable efforts to cause the BFI Group to perform its obligations hereunder. The BFI Stockholder Group Representative shall act solely as the representative of the BFI Stockholder Group, and shall have no personal obligation or liability to any member of any other Stockholder Group for any reason or cause whatsoever, including judgment or error of judgment, or any action taken, suffered or omitted to be taken with or without intent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.

THE COMPANY:

PHIBRO ANIMAL HEALTH CORPORATION:

By:	/s/ Jack B. Bendheim
	Name:	Jack B. Bendheim
	Title:	President

THE STOCKHOLDERS:

BFI CO., LLC

By:	/s/ Jack C. Bendheim
	Name:	Jack C. Bendheim
	Title:	Manager

JACK C. BENDHEIM,
as to Section 9.18 only

/s/ Jack C. Bendheim

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

3i QUOTED PRIVATE EQUITY LIMITED

By:	/s/ Richard Harwood
Name:	Richard Harwood
Title:	Director

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

SCHEDULE A

Stockholders

Name	Type of Security	Number of Shares
3i Quoted Private Equity Limited	Common Shares	11,700,000

BFI Co., LLC	Common Shares	48,300,000

Schedule A-1

EXHIBIT A

Form of Addendum to Stockholders Agreement

This Addendum to Stockholders Agreement is made as of the _____ day of _____________, _________ (this “Addendum”), by __________________________________, a _________________________________ corporation (the “Purchaser”) pursuant to Section 2.3 of the Stockholders Agreement (the “Stockholders Agreement”), dated as of March 12, 2008, by and among Phibro Animal Health Corporation, a New York corporation (the “Company”) and certain stockholders of the Company. Capitalized terms used herein without definition shall have the meanings given to them in the Stockholders Agreement.

In consideration of the Sale of Stock to the Purchaser and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby agrees as follows:

1.          The Purchaser hereby joins in and agrees to be bound by each and all of the provisions of the Stockholders Agreement as a Stockholder thereunder. The Purchaser further agrees to execute and deliver all other documents and instruments and take all other actions required under or pursuant to the Stockholder Agreement or as reasonably required by the Company in connection herewith.

2.          The Purchaser hereby represents and warrants that (i) each representation and warranty contained in Article VII of the Stockholders Agreement is true and correct with respect to the Purchaser as of the date hereof, as if such representations and warranties were incorporated herein and (ii) it is purchasing the Stock for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

IN WITNESS WHEREOF, the Purchaser has caused this Addendum to be executed and delivered to each of the Company and the Stockholders as of the date first above written.

[NAME OF PURCHASER]

By:
Name:
Title:

PHIBRO ANIMAL HEALTH CORPORATION

By:
Name:
Title:

Exhibit A-1